NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 5, 1996

Dear Shareholder:

 You are hereby invited to attend the Annual Meeting of Shareholders of Eagle Food Centers, Inc. which will be held on Wednesday, June 5, 1996, at 10:00 a.m.,Central Daylight Time, at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois. The matters to be considered and voted upon at the Annual Meeting of Shareholders are:

 1. The election of ten persons to serve as directors of the Company until the 1997 Annual Meeting of Shareholders or until their successors shall have been elected and shall have qualified.

 2. A proposal to ratify the appointment of Deloitte & Touche LLP as independent public accountants for the current fiscal year.

 3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

          The Board of Directors has fixed the close of business on May 3, 1996, as the record date for determining the shareholders entitled to notice of and to vote at the meeting or any adjournment or postponements thereof.

          All shareholders of record at the close of business on May 3, 1996, are invited to attend the meeting in person. However, to ensure your shares will be voted in the event you are not able to attend, please fill in, sign, and date the enclosed proxy, and return it in the enclosed envelope as soon as possible. The attached Proxy Statement contains more detailed information with respect to the business to be transacted at the meeting.


                                                       Herbert T. Dotterer
                                                       Secretary




May 7, 1996
Milan, Illinois

May 7, 1996

EAGLE FOOD CENTERS, INC.
PROXY STATEMENT
GENERAL INFORMATION

          This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Eagle Food Centers, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on June 5, 1996,at 10:00 a.m., Central Daylight Time at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois. Proxies are solicited to give all shareholders of record at the close of business on May 3, 1996, an opportunity to vote upon the items listed on the accompanying proxy card.
This Proxy Statement, the Notice of Annual Meeting, and the proxy card are intended to be mailed to shareholders commencing on May 7, 1996.

          Only holders of record of the Company's Common Stock, $.01 par value per share, at the close of business on May 3, 1996, are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 10,853,894 shares of Common Stock each of which is entitled to one vote on each proposal presented. A majority of the outstanding shares of Common Stock present in person or represented by proxy will constitute a quorum for the transaction of business at the meeting. In the election of directors, a plurality of votes cast in person or by proxy shall elect. Each other proposal requires a majority of the votes cast on the proposal to approve. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

          All proxies delivered pursuant to this solicitation may be revoked at any time at the option of the shareholder by giving written notice to the Secretary of the Company, by submitting a later dated proxy, or by voting in person at the meeting.

          Upon timely receipt of each properly signed proxy card, the shares represented thereby will be voted in accordance with the directions indicated on the proxy card. If no instructions are indicated, the shares will be voted for the election of the nominated directors and for the ratification of the selection of auditors.

          The cost of soliciting proxies will be borne by the Company. Officers, directors, and regular employees of the Company may solicit proxies personally, by mail, or by telephone and telegraph for which they will not receive additional compensation.

          The Eagle Food Centers, Inc. 1995 Annual Report and financial statements for the fiscal year ended February 3, 1996, with comparative figures for prior periods accompanies this Proxy Statement. The Annual Report and the financial statements included therein are incorporated in this Proxy Statement by reference.

          The mailing address of the principal executive offices of the Company is Rt.67 and Knoxville Road, Milan, Illinois, 61264.

PROPOSALS TO SHAREHOLDERS

ELECTION OF DIRECTORS
Proposal 1

  The Board of Directors currently consists of ten members, all of whom have been nominated to be elected at the 1996 Annual Meeting of Shareholders to serve until the 1997 Annual Meeting of Shareholders or until their successors have been elected and qualified. The table below sets forth certain information regarding the nominees. It is intended that the accompanying proxy, in the absence of instructions to the contrary, will be voted for the election of the following ten persons unless the authority to vote is withheld. If any nominee is unwilling or unable to serve, favorable and uninstructed proxies will be voted for a substitute nominee designated by the Board of Directors.

The Board of Directors recommends a vote "FOR" each of the ten nominees listed below.

Name                         Age         Position(s) Held
Martin J. Rabinowitz          64   Chairman of the Board and Director
Robert J. Kelly               51   Chief Executive Officer, President and
                                   Director
Pasquale V. Petitti           66   Director
Herbert T. Dotterer           51   Senior Vice President--Finance and
                                   Administration ,Chief Financial Officer,
                                   Secretary and Director
Peter B.  Foreman             60   Director
Steven M. Friedman            41   Director
Michael J. Knilans            69   Director
Alain M. Oberrotman           45   Director
Marc C. Particelli            51   Director
William J. Snyder             53   Director

The business experience of each of the directors and executive officers during the past five years is as follows:

    Mr. Rabinowitz served as Chairman of the Board from November 1987 to June 1990 and resumed the position as of May 1992. Mr. Rabinowitz has been a Limited Partner of Odyssey Partners, L.P. since January 1993 and was a General Partner of Odyssey Partners from February 1984 through December 1992. Prior to joining Odyssey Partners, Mr. Rabinowitz was a senior tax partner with the law firm of Weil, Gotshal & Manges. Mr. Rabinowitz also serves as Chairman of the Board of Thackeray Corporation and as a director of Long Lake Energy Corporation.

    Mr. Kelly joined the Company as President and Chief Executive Officer in May 1995. Prior to May 1995, Mr. Kelly was Executive Vice President, Retailing for The Vons Companies, Inc. and was employed by that Company since 1963. Mr. Kelly has 33 years of experience in the supermarket industry.

    Mr. Petitti served as a director from June 1989 until April 1993 and President and Chief Executive Officer from September 1989 through April 1992 when he retired as an officer of the Company. Mr. Petitti resumed the positions of Director, President and Chief Executive Officer in April 1994 and was replaced as President and Chief Executive Officer on May 22, 1995. Previously, Mr. Petitti had been with the Company or its predecessor since 1957.

    Mr. Dotterer was named Secretary and a director of the Company in February 1992. He previously served as Controller of the Company from August 1988 until June 1991 when he became Vice President-Finance, Chief Financial Officer. He became Senior Vice President-- Finance and
Administration, Chief Financial Officer in January 1994.   Prior to  August
1988, Mr. Dotterer held various positions with The Kroger Co. and Jewel Companies, Inc. Mr. Dotterer has 34 years of experience in the supermarket industry.

    Mr. Foreman is President of Sirius Corporation, a private investment management firm, a position he has held since 1994. Prior to 1994, Mr. Foreman was a Principal at Harris Associates L.P. since 1976. Mr. Foreman also serves as a director of Glacier Water Services, Inc.; a director of PCA International, Inc.; and a director of National Picture and Frame Company. Mr. Foreman has been a director of the Company since June 1989.

    Mr. Friedman is a General Partner of Eos Partners, L.P., a private
investment firm, a position he has held since December 1993.   Mr. Friedman
has served as a director of the Company since November 1987 and was a General Partner of Odyssey Partners from April 1, 1988 until December 1993.
Mr. Friedman also serves as a director of Forstmann & Company, Inc., The Caldor Corporation, The Leslie Fay Companies, Inc., MICOM Communications Corporation; and he serves as a director and Chairman of JPS Textile Group, Inc. and of Rickel Home Centers, Inc.

    Mr. Knilans served as the President of Big Bear, Inc., a supermarket chain in Ohio, from June 1983 to June 1989 when he retired. Mr. Knilans has been a director of the Company since June 1989. Mr. Knilans also serves as a director of the Cardinal Fund, Columbus, Ohio and a director and member of the Audit and Compensation Committees of the Golub Corporation.

    Mr. Oberrotman is a Principal of Odyssey Partners, L.P. Prior to joining Odyssey Partners in October 1992, he was a Principal of Hambro International Equity Partners, a venture capital firm , from September 1990 to October 1992. Mr. Oberrotman also serves as a director of JPS Textile Group, Inc. and Forstmann & Company, Inc.

    Mr. Particelli is a Principal and Director of Operations of Odyssey Partners, L.P. Prior to joining Odyssey Partners in October 1994, he was the worldwide Consumer Products Practice Leader as well as a Senior Partner of Booz, Allen & Hamilton, a large management consulting firm he joined in 1973. Mr. Particelli also serves as a director of JPS Textile Group, Inc. and Monarch Marking Systems.

    Mr. Snyder is a senior shareholder in the law firm of Snyder & Schwarz, P.C., Rock Island, Illinois where he has been employed since March 1983. Mr. Snyder and the firm have performed legal services in the past for the Company and the Company expects such services to continue in the future. Mr. Snyder has been a director of the Company since June 1989.

    The Company's directors are elected annually to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. None of the directors or executive officers listed herein is related to any other director or executive officer of the Company.

COMPENSATION OF DIRECTORS

    The Company's nonemployee directors receive an annual retainer of $15,000 and fees of $750 for each board meeting and $500 for each committee meeting
attended plus reimbursement of travel expenses.   Mr. Snyder does not receive
director's fees, but does receive legal fees for his services as a board and committee member.

CERTAIN TRANSACTIONS

    Snyder & Schwarz, P.C., the law firm of which Mr. Snyder, a director of the Company is a member, serves as counsel to the Company. The Company paid that law firm $393,857, $353,613, and $215,556 for services rendered in fiscal 1995, fiscal 1994, and fiscal 1993, respectively. These amounts include remuneration for Mr. Snyder's services as a director of the Company.

    The Board has determined that the fees paid for services rendered from Snyder & Schwarz, P. C. were fair and competitive.

BOARD OF DIRECTORS AND COMMITTEES MEETINGS

    The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The directors are kept informed of the Company's business through discussions with the Chairman, President and Chief Executive Officer, and other directors and officers, by reviewing reports and analyses, and by participating in board and committee meetings. In addition, from time to time, members of the Board of Directors and committees act by unanimous written consent pursuant to Delaware law.

    The Board of Directors held ten meetings during fiscal 1995. All directors attended at least 75% of all board and committee meetings held during the periods for which they were directors.

    The Board of Directors has an Audit Committee and a Compensation Committee. The Board has no nominating committee. The Board of Directors acts as a committee of the whole with respect to functions that would be performed by a nominating committee.

    The Audit Committee is composed of Mr. Knilans, Mr. Foreman, Mr. Snyder and Mr. Oberrotman, all of whom are non-employee directors. The Committee met twice during fiscal 1995. The Committee recommends the engagement of an independent auditor and reviews the scope and results of the Company's audits, the Company's internal accounting controls, and the professional services rendered by the Company's independent auditors.

    The Compensation Committee is composed of Mr. Rabinowitz, Mr. Friedman and Mr. Foreman, all of whom are non-employee directors. The Committee met twice during fiscal 1995. The Committee reviews and approves all salary arrangements and other remuneration for officers of the Company.

Limitation of Liability of Directors

    As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation provides that a director of the Company will not be personally liable to the Company or its shareholders for monetary damages for breach of the fiduciary duty of care as a director, including breaches which constitute gross negligence. By its terms and in accordance with the Delaware General Corporation Law, however, this provision does not eliminate or limit the liability of a director of the Company (i) for breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payments of dividends or unlawful stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

EXECUTIVE COMPENSATION

Summary Compensation

     The Summary Compensation Table below shows compensation information for each Chief Executive Officer of the Company during the last fiscal year, the three other most highly compensated executive officers who were serving at the end of the last fiscal year whose total annual salary and bonus exceeded $100,000, and for certain other former executive officers of the Company (the "named executive officers"), for the fiscal years indicated.

SUMMARY COMPENSATION TABLE



Annual Compensation
                          Long-Term Compensation



Name and Principal Position Fiscal
                            Year   Salary(1) Bonus Other Annual
                                                   Compensation Securities
                                                                Underlying
                                                                Options (#) LTIP
                                                                            Payouts All Other
                                                                                    Compensation

Robert J. Kelly             1995 $249,038 $300,000  (2)(7)      600,000     $0       $2,500(8)
Chief Executive Officer
and President

Pasquale V. Petitti(3)      1995  66,692     0     38,951(7)10)   0          0        41,015(11)
Former Chief Executive      1994 168,976     0     26,408(7)(10) 10,000      0            0
Officer and President       1993       0     0     26,408(10)     0          0            0

Herbert T. Dotterer,        1995 117,212   17,250    (7)         25,000      0        3,926(8)
Chief Financial Officer     1994 115,000     0       (7)          3,000      0        3,926(8)
and Senior Vice President-
Finance and Administration  1993  95,000   10,000    (7)          0       158,676(9)  2,945(8)

David S. Norton(4)          1995  72,116   20,817(6) (7)        75,000       0        2,125(8)
Senior Vice President-Retail

Randy P. Smith(5)           1995  78,481   11,515    (7)        25,000       0        2,500(8)
Vice President-Human Resources

Notes:

(1) There were no salary increases in 1995. Any increases shown are the result of the Company's 53 week fiscal year.

(2) Mr. Kelly received a signing bonus of $150,000 pursuant to the terms of his employment agreement in addition to the bonus received in fiscal year 1995.

(3) Mr. Petitti was Chief Executive Officer and President from April 13, 1994 until May 22, 1995 when he was succeeded by Robert J. Kelly.

(4) Mr. Norton joined the Company July 10, 1995 and was elected an officer December 14, 1995.

(5) Mr. Smith was elected an officer of the Company December 14, 1995.

(6) Mr. Norton received a signing bonus of $10,000 pursuant to the terms of his employment agreement in addition to the bonus received in fiscal year 1995.

(7) Received other annual compensation consisting of perquisites and personal benefits valued at less than ten percent of total annual salary and bonus.

(8) Amounts represent the full dollar value of premiums paid by the Company on compensatory split-dollar executive life insurance policies for each executive, respectively.

(9) Amounts represent payouts in respect of long-term awards under the Performance Equity Plan.

(10) Represents retirement benefits and deferred compensation payments related to Mr. Petitti's previous employment with the Company of $26,408 and moving expenses of $12,543.

(11) Amount represents accrued vacation and the full dollar value of premiums paid by the Company on a compensatory split-dollar executive life insurance policy.



Options/Grants in Fiscal Year 1995

    The following table sets forth information concerning individual grants of stock options during the last fiscal year to each of the named executive officers. The Compensation Committee approved distribution of stock option grants to certain named executive officers at the option price of $1.50 per share. The option price was based on the market price of the Company's shares on the date of the grant. Option grants to Mr. Kelly and Mr. Norton were made pursuant to the terms of their respective employment agreements.



OPTION GRANTS IN FISCAL YEAR 1995




Individual Grants                                         Potential realizable
                                                          value at assumed
                                                          annual rates of stock
                                                          price appreciation
                                                          for option term

Name            Number of
                Securities
                underlying
                Options
                granted (#) Percent of
                            total options
                            granted to
                            employees
                            in fiscal
                            year        Exercise
                                        or base
                                        price
                                        ($/Sh)    Expiration
                                                  Date       5%(4)     10%(4)


Robert J.
Kelly(1)       200,000
               200,000
               200,000     59.05%       2.50
                                        3.50
                                        4.50      5/22/2001
                                                  5/22/2002
                                                  5/22/2003  $138,000
                                                              193,200
                                                              248,400  $305,500
                                                                        427,700
                                                                        549,900


Herbert T.
Dotterer(2)    25,000      2.46%        1.50     12/14/2005    23,588    59,775


David S.
Norton(3)      25,000
               25,000
               25,000      7.38%        2.50
                                        3.50
                                        4.50     7/10/2005
                                                 7/10/2006
                                                 7/10/2007    39,313
                                                              55,038
                                                              70,763     99,625
                                                                        139,475
                                                                        179,325


Randy P.
Smith(2)      25,000      2.46%        1.50     12/14/2005    23,588     59,775

Notes:

(1) Options were granted for a term of five years from the date exercisable. Options for 200,000 shares become exercisable on each of the first three anniversaries of employment.

(2) Options were granted for a term of ten years on December 14, 1995, subject to earlier termination in certain events related to termination of employment. One-fourth of the options become exercisable on each of the first four anniversaries of the grant date.

(3) Options were granted for a term of ten years on July 10, 1995. Options for 25,000 shares become exercisable on each of the first three anniversaries of employment.

(4) Caution is recommended in interpreting the financial significance of these figures. The amounts under the columns labeled "5%" and "10%" are included pursuant to certain rules promulgated by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, in the price of the Company's common stock. These amounts are based on the assumption that the named executives hold options granted for the full term of their options and that the price the Company's common stock appreciates at assumed rates of 5% and 10%, respectively, compounded annually over the term of the options. The actual value of the options will vary in accordance with market price of the Company's common stock.

Aggregated Option/SAR Exercises and Fiscal Year and Option/SAR Values

    The following table shows information regarding the values of certain unexercised options at the end of the last completed fiscal year. No stock appreciation rights were granted during fiscal 1995 or were outstanding at the end of fiscal 1995.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End
Option/SAR Values
Table


                               Number of Securities Underlying
                               Unexercised
                               Options at February 3, 1996    Value of Unexercised in- the-
                                                              Money Options
                                                              at February 3, 1996(1)




Name        Acquired
               On
            Exercise  Value
                     Realized  Exercisable Nonexercisable Exercisable Nonexercisable



Robert J.
 Kelly       0       0          0          600,000         0           0


Herbert T.
 Dotterer    0       0        3,000         25,000         0           0


David S.
 Norton      0       0          0           75,000         0           0


Randy P.
 Smith       0       0        5,000         25,000         0           0

Note:

(1) Market value of underlying securities at February 3, 1996 minus the base price.

Long Term Incentive Plan Awards

    The Company did not make any Long Term Incentive Plan awards in fiscal
    1995.

Compensation Committee Report

    The Compensation Committee for fiscal 1995 was composed of three nonemployee members from the Board of Directors. The members were Mr. Rabinowitz, Mr. Friedman and Mr. Foreman. Mr. Kelly attended meetings as a non-voting member. The Committee establishes objectives for the executive compensation program and reviews and approves all salary and other remuneration for the executive officers of the Company. The objectives of the executive compensation program are to:

      1. Promote the attainment of Company goals by placing a greater portion of compensation subject to performance goals.
      2. Attract and retain, and motivate the high caliber executives required for the success of the business.
      3. Enhance shareholder value by providing opportunities for equity ownership through performance-based programs.

      The executive officer compensation program is comprised of salary, cash incentive compensation and other benefits, including pension and medical benefits which are available to other employees in the Company.

Base Salary

      There is no formal Compensation Committee policy regarding the determination of salaries; however, consideration is given to several factors including individual work experience, performance, and comparable salaries within the retail food industry. Based upon a 1992 study conducted by Hewitt Associates of fifteen similar retail food chains, the Company's salary structure for executive officers was approximately one-third below the industry median. Salary adjustments for fiscal year 1994 reflect promotions and changes in responsibility, but did not include any annual adjustments.

 The compensation peer group used in the Hewitt Study is not the same as the S & P Retail Food peer group index used in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement. The group with which the Company competes for executive talent does not necessarily include all of companies which should be used to compare shareholder returns.

Annual Incentive Bonuses

 The Company used the Hewitt study and other industry comparative data to
determine annual bonus potentials.   Annual bonus potentials depend upon job
levels and are set at a stated percent of the base compensation. The entire annual incentive bonus paid for 1993 and 1995 was on a discretionary basis except for bonuses paid pursuant to contractual guarantees bonus payments were awarded to the named executive officers for 1994 due to the Company's results.

Long-Term Incentive

 The Committee intends to utilize stock options as the vehicle to provide a long-term focus for fiscal 1995 and later fiscal years. The number of shares granted to key individuals was increased in 1995 to be more meaningful for the long-term focus; the 1995 grants also incorporated longer vesting periods for executive retention.

Chief Executive Officer Compensation

  As of May 10, 1995, the Company retained Robert J. Kelly as its President and Chief Executive Officer. Mr. Kelly is one of the nominees for the Board of Directors. The Company and Mr. Kelly have entered into an Employment Agreement which has a term of three years ending on May 22, 1998. The Employment Agreement provides for a base salary at the rate of $350,000 per year. In addition, the Company paid a signing bonus of $150,000 at the commencement of his employment. Also, Mr. Kelly is eligible to receive bonus compensation in an amount determined by the Board of Directors based upon mutually acceptable performance targets and up to 100% of the base salary. The bonus compensation in the first year of Mr. Kelly's employment was $150,000. Mr. Kelly purchased 125,000 shares of common stock of the Company at the time of the execution of the Employment Agreement by delivering to the Company a promissory note with the purchase price of the shares based upon the closing sale price of the Company's common stock on the business day immediately preceding the date of the Employment Agreement. The Company has also granted Mr. Kelly the option to purchase up to 600,000 shares of the Company's common stock. Under the terms of this option, up to 200,000 shares may be purchased by Mr. Kelly on or after the first anniversary date of his employment at a price equal to $2.50 per share, up to an additional 200,000 shares may be purchased on or after the second anniversary of his employment at a price equal to $3.50 per share, and the balance of the shares may be purchased on or after the third anniversary of

Mr. Kelly's employment at a price equal to $4.50 per share. This option becomes immediately exercisable in the event of the termination of Mr. Kelly's employment by reason of his death or permanent disability, by the Company for any reason other than cause (as defined in the Employment Agreement), or by Mr. Kelly for good reason (as defined in the Employment Agreement). The option also becomes immediately exercisable in the event of a change of control of the Company. The Employment Agreement provides that Mr. Kelly is entitled to four weeks of vacation per year.

Compensation Committee:

Martin J. Rabinowitz
Steven M. Friedman
Peter B. Foreman

Compensation Committee Interlocks and Insider Information

  The Compensation Committee is comprised exclusively of directors who are not and have never been Company employees. No Company executive officer serves on the Compensation Committee or as a director of another company for which any member of the Compensation Committee serves as a director or executive officer.

Performance Graph

      Shown below is a line graph comparing a five-year cumulative total shareholder return for the Company, the S & P Retail Stores (Food), and the Russell 2000.

Comparison of Five-Year Cumulative Total Return*
Eagle Food Centers, S & P Retail Food Stores, and Russell 2000





Year                   Eagle Foods      S&P Retail Food Stores   Russell 2000

January 1991           $100             $100                     $100

January 1992            121.28            97.11                   144.85

January 1993            123.40           123.89                   164.01

January 1994            110.64           119.46                   194.55

January 1995             27.66           130.09                   182.86

January 1996             36.17           164.48                   237.61


      *Total return assumes reinvestment of dividends on a quarterly basis.

Note:  Companies comprising the S & P Retail Stores (Food) Index include:
Albertson's, Inc.; American Stores Co.; Giant Food Inc.; Great Atlantic & Pacific Tea Co.; Kroger Co.; and Winn-Dixie Stores Inc.

Summary of Compensation Plans

Retirement Plan

  The Company maintains a tax-qualified defined benefit pension plan covering both salaried and non-union hourly employees. The benefit formula under such plan is the sum of 1% of annual compensation for each year up to the Social Security Wage Base for that year and 1.33% of annual compensation over the Social Security Wage Base with a minimum benefit of $360 per year multiplied by years of credited service. There is full vesting of benefits after five years of service. All contributions are made by the Company. Effective October 1, 1990, the pension plans were amended to provide for voluntary early retirement at age 55. Assuming continued employment with the Company until retirement at age 65, the estimated annual benefits payable beginning at age 65 to the named executive officers are as follows: Mr. Kelly--$26,653; Mr. Dotterer--$29,560; Mr. Norton--$24,746 and Mr. Smith--$20,230.

Stock Incentive Plan

  The Company has a Stock Incentive Plan which was ratified by the shareholders at the 1995 Annual Shareholders Meeting. The Plan provides the Compensation Committee with the discretion to make grants until June 20, 2005 to all salaried employees of the Company who are not in a bargaining unit, in the form of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock. Grants of Stock Appreciation Rights, Limited Stock Appreciation Rights, and Restricted Stock are intended to be confined to key employees in special situations. The Plan originally authorized two million shares of common stock. There are 983,950 shares available for future grants.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

      Robert J. Kelly, who was named as President and Chief Executive Officer on May 22, 1995 has an employment agreement which is described above.

      David S. Norton, Senior Vice President-Retail of the Company, has an employment agreement which provides for a base salary of $125,000 per year and a signing bonus of $10,000. Mr. Norton is eligible to receive bonus compensation in an amount determined by the Board of Directors contingent on company performance with a targeted norm of fifty percent of base salary. The Company granted Mr. Norton options to purchase 75,000 shares of the Company's common stock. Details on the stock options is provided within the Executive Compensation section of this proxy statement. The options have a
term of ten years from award.   In the event of a change in control of the
Company, the option becomes immediately exercisable. Mr. Norton is entitled to eighteen months salary if his employment with the Company is terminated for reasons other than a felony, failure to perform duties after warnings or embezzlement, fraud or theft of Company property. The employment agreement also provides for vacation and enrollment in Company benefit plans.

 In order to protect all of the participant's rights in the event of a Change in Control (as defined below) of the Company, the 1995 Stock Incentive Plan provides for the immediate vesting of all outstanding awards upon the occurrence of such an event. For purposes of such Plan, a Change in Control of the Company is deemed to occur if: (i) any person or entity (with the exception of Odyssey Partners) acquires 50% or more of the voting securities of the Company; (ii) the shareholders approve a plan of complete liquidation, an agreement for sale or disposition of substantially all of the Company's assets, or a materially dilutive merger or consolidation of the Company; or
(iii) the Board of Directors agrees by a two-thirds vote that a Change in Control has occurred or is about to occur and within six months actually does occur. However, for purposes of such Plan, no Change in Control would be deemed to occur with respect to any Plan participant who is a material equity participant of the purchasing group that consummates a Change in Control.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS
AND MANAGEMENT

    The following table sets forth information with respect to the beneficial ownership of shares of Common Stock by (a) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding shares, (b) each director and named executive officer of the Company, and (c) all directors and executive officers of the Company as a group.

                             Amount
                          and Nature          Percent
 Name and Address       of Beneficial            of
of Beneficial Owner      Ownership(1)          Class(2)

Odyssey Partners, L.P.(3) 5,754,835               53.02
Stephen Berger(4)         5,754,835
Leon Levy(4)              5,754,835
Jack Nash(4)              5,754,835
Joshua Nash(4)            5,754,835
Brian Wruble(4)           5,754,835
c/o Odyssey Partners, L.P.
    31 West 52nd Street
    New York, New York 10019

Steven M. Friedman(3)       267,345                2.46
Pasquale V. Petitti         250,000                2.30
Robert J. Kelly(5)          325,000                2.94
Herbert T. Dotterer(7)       20,226                *
Peter B. Foreman            151,022                1.39
Michael J. Knilans              500                *
William J. Snyder(6)          1,000                *
Randy P. Smith(8)             5,000                *
Alain M. Oberrotman(9)       25,000                *
Marc C. Particelli(9)        25,000                *

Directors and officers as a group          6,507,583   58.83
(11) persons including certain of
 the persons listed above.


(1) Unless otherwise noted, each person has sole investment and voting power with respect to the shares indicated.

(2) 10,853,894 shares of Common Stock were outstanding on April 8, 1996.

(3) Odyssey Partners, a private investment firm has beneficial ownership of 5,754,835 shares. This includes 267,345 shares in which Steven M. Friedman, a former general partner of Odyssey Partners, L.P., and 29,670 shares in which Salem D. Shuchman, a former associate of Odyssey Partners, L.P., has an economic interest. Odyssey Partners retains sole voting and dispositive power over Mr. Friedman's and Mr. Shuchman's shares.

(4) Represents shares owned by Odyssey Partners which may be deemed to be beneficially owned by each of Messrs. Berger, Levy, Jack Nash, Joshua Nash and Brian Wruble by virtue of each being a General Partner of Odyssey Partners.

(5) Mr. Kelly purchased 125,000 shares of common stock of the Company at the time of the execution of the Employment Agreement. The beneficial ownership includes 200,000 shares which are exercisable under a stock option awarded in fiscal 1995.

(6) The profit sharing plan of Snyder & Schwarz, P.C., the law firm of which Mr. Snyder is a member, owns 1,000 shares of Common Stock.

(7) Includes 3,000 shares which are exercisable under a stock option awarded in fiscal 1994.

(8) Represents shares which are exercisable under a stock option awarded in fiscal 1994.

(9) Mr. Oberrotman and Mr. Particelli each own an option to purchase 75,000 of the shares owned by Odyssey Partners, L.P. One-third of the option is exercisable as of March 1, 1996 at an option price of $2.50 per share. Neither Mr. Oberrotman nor Mr. Particelli beneficially own any other shares of the Company.

  * Owns less than 1% of the total outstanding Common Stock of the Company.

Ownership of Principal Shareholders

  Odyssey Partners currently holds the right to vote 53.02% of the issued and outstanding shares of Common Stock of the Company. As long as Odyssey Partners owns a majority of the outstanding voting stock of the Company, Odyssey Partners will be able, acting alone, to elect the entire Board of Directors of the Company and to approve any action requiring shareholder approval.

Compliance With Section 16(a) of the Securities Exchange Act

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the two fiscal years ended February 3, 1996, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with; except that one report of ownership by Mr. Herbert Dotterer disclosing one transaction was inadvertently filed late.

RATIFICATION OF THE
SELECTION OF AN INDEPENDENT AUDITOR
Proposal 2
    Deloitte & Touche LLP, 101 W. Second Street, Davenport, Iowa, independent certified public accountants, have performed an examination of the financial statements of the Company for the fiscal year ended February 3, 1996.
Services provided by Deloitte & Touche LLP included work related to the examination of the annual financial statements, reviews of unaudited quarterly financial information and preparation of state and federal income tax returns.

    The Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte and Touche LLP to audit the books and accounts of the Company for the fiscal year ending February 1, 1997 and is seeking ratification of this appointment by the Shareholders. It is intended that the shares represented by the proxy will be voted (unless the proxy indicates to the contrary) for ratification of the appointment.

    A representative of Deloitte & Touche LLP will be attending the meeting and provided the opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" the ratification of the selection of an independent auditor.


1997 SHAREHOLDER PROPOSALS

    Any shareholder who desires to present a proposal qualified for inclusion in the Company's proxy materials for the 1997 Annual Shareholders Meeting must forward the proposal in writing to the Secretary of the Company at the address shown on the first page of this proxy statement in time to arrive at the Company no later than January 8, 1997.

ADDITIONAL INFORMATION

    Included with this Proxy Statement is the Company's Annual Report indicating the general scope and nature of such business together with a summary of the activities and financial results of the Company for fiscal 1995. Shareholders may upon written request and without charge, obtain a copy of the Company's Securities and Exchange Commission Annual Report on Form 10-K. Exhibits to the Form 10-K are also available. The Company will require payment of a fee covering its reasonable expenses in furnishing such exhibits. Address any request to Mr. Herbert T. Dotterer, Senior Vice President-Finance and Administration and Chief Financial Officer, Eagle Food Centers, Inc., Rt. 67 and Knoxville Rd., Milan, Illinois, 61264.

OTHER MATTERS

    The Board of Directors of the Company knows of no other matters which may come before the meeting. However, if any matters other than those referred to above should properly come before the meeting, it is the intent of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion.

                                        BY ORDER OF THE BOARD OF DIRECTORS

                                        Herbert T. Dotterer, Secretary
Dated May 7, 1996

PROXY CARD

Eagle Food Centers, Inc.        Proxy/Voting Instruction Card
Milan, Illinois

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on June 5, 1996

The undersigned hereby appoints Robert J. Kelly and Herbert T. Dotterer as true and lawful proxies each with the power to appoint substitutes, and to vote the shares of common stock of the Company held on record by the undersigned on May 3, 1996, at the Annual Shareholders Meeting of Eagle Food Centers, Inc. to be held June 5, 1996 at 10:00a.m., Central Daylight Time, at the Milan Community Center, Rt. 67 & 92nd Avenue, Milan, Illinois, and at any adjournments thereof, on all the matters coming before said meeting including any matters which the Board of Directors is not aware of on May 7, 1996.
IF NO DIRECTION AS TO THE MANNER OF VOTING THE PROXY IS
MADE, THE PROXY WILL BE VOTED FOR THE ELECTION OF
DIRECTORS AND FOR PROPOSAL 2 AS INDICATED ON THE REVERSE
SIDE HEREOF.

Election of Directors:

Nominees: Martin J. Rabinowitz, Robert J. Kelly, Pasquale V. Petitti, Herbert T. Dotterer, Steven M. Friedman, Peter B. Foreman, Michael J. Knilans, Alain M. Oberrotman, Marc C. Particelli, William J. Snyder

You are encouraged to specify your choices by marking appropriate boxes on the reverse side. However, you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign, date and return this card.
[See Reverse Side]

[X]  Please mark your vote as in this example.

This proxy will be voted in accordance with the instructions set forth below. If no selection is made, this proxy will be voted FOR the election of the Board of Directors and FOR proposal 2.

The Board of Directors recommends a vote FOR proposal 2.

1.  Election of Directors  FOR [  ]   Withheld as to ALL Nominees [  ]

(See opposite side.)

For, except authority to vote for the following nominee(s) is withheld:

2. Ratification of the selection of Deloitte & Touche LLP as independent Auditors. FOR[ ] AGAINST [ ] ABSTAIN [ ]

SIGNATURES(S)                                                           DATE
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please indicate your full title as such. If the signer is a Corporation, please sign full Corporate name by duly authorized officer. If a Partnership, please sign in Partnership by authorized person.